Exhibit 99.4

Report of Management on Compliance

March 15, 2007

We, as members of management of Target National Bank, as servicer, are responsible for complying with the administration and servicing requirements of Article III, Article IV and Section 8.8 of the Amended and Restated Pooling and Servicing Agreement, dated April 28, 2000 (as may be amended and supplemented from time to time, the “Pooling and Servicing Agreement”) and the applicable provisions of the Series 2002-1 Supplement, dated July 2, 2002, and the Series 2005-1 Supplement, dated November 9, 2005 (together, the “Supplements”) to the Target Credit Card Master Trust as set forth in Exhibit A.  We also are responsible for establishing and maintaining effective internal control over compliance with the administration and servicing requirements of Article III, Article IV and Section 8.8 of the Pooling and Servicing Agreement and the applicable provisions of the Supplements, as set forth in Exhibit A.  We have performed an evaluation of Target National Bank’s compliance with the requirements of the administration and servicing requirements of Article III, Article IV and Section 8.8 of the Pooling and Servicing Agreement and the applicable provisions of the Supplements as set forth in Exhibit A, as of December 30, 2006 and for the fiscal year then ended.  Based on this evaluation, we assert that as of and for the fiscal year ended December 30, 2006, Target National Bank complied, in all material respects, with the administration and servicing requirements of Article III, Article IV and Section 8.8 of the Pooling and Servicing Agreement and the applicable provisions of the Supplements, as set forth in Exhibit A.

Very truly yours,

/s/ Terrence J. Scully

Terrence J. Scully

President, Target National Bank

/s/ Angela G. Jenks

Angela G. Jenks

Vice President and Cashier,

Target National Bank

Exhibit 99.4

Exhibit A

Servicing Standards

Management of the Bank identified the following standards which are, in management’s opinion, applicable to servicing credit card receivables and consistent with the applicable provisions of Article III, Article IV and Section 8.8 of the Amended and Restated Pooling and Servicing Agreement, dated April 28, 2000 (as may be amended and supplemented from time to time, the “Agreement”), as supplemented by the Series 2002-1 Supplement, dated July 2, 2002, and the Series 2005-1 Supplement, dated November 9, 2005, to the Target Credit Card Master Trust (together, the “Supplements”).

I.          Finance Charges

1.     Finance charges are calculated in accordance with the applicable cardholder agreements based on cardholder average daily balances.

2.     Finance charges are accurately reflected on the customers’ monthly billing statements.

II.        Investor Accounting and Reporting

1.     The monthly certificateholders’ statements are prepared and sent to investors or trustees on a monthly basis.

2.     The annual and monthly certificateholders’ statements reconcile to the servicers’ accounting records.

3.     The annual and monthly certificateholders’ statements are mathematically accurate and are prepared in accordance with the applicable provisions of the Agreement and the Supplements.

Exhibit 99.4

III.       Accounting

1.     The servicing entity’s records of individual credit card receivable balances  agrees with, or reconciles to, the records of debtors with respect to the unpaid principal balance.

IV.       Write-Offs

1.     Write-offs of cardholder balances are completed within the applicable Office of the Comptroller of the Currency regulations and accounting principles generally accepted in the United States.